Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of FalconStor Software, Inc. on Form S-8 (File No. 333-212717) of our report dated March 10, 2021, with respect to our audits of the consolidated financial statements of FalconStor Software, Inc. as of December 31, 2020 and 2019 and for the years then ended, which report is included in this Annual Report on Form 10-K of FalconStor Software, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA
March 10, 2021